ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC.
INTERNATIONAL GROWTH PORTFOLIO

FORMER POLICIES
CURRENT POLICIES

Investment Objective:
Fundamental:
The Portfolio's investment objective is to seek long-term capital appreciation.
Non-fundamental:
The Portfolio's investment objective is long-term growth of capital.

Fundamental Investment Policies:
As a fundamental policy, the Portfolio invests at least 65% of its total assets in equity securities issued by enterprises that are undergoing, or have undergone, privatization.
Policy eliminated.
The Portfolio may not invest 25% or more of its total assets in securities of issuers conducting their principal business activities in the same industry, except that this restriction does not apply to (a) U.S. Government Securities; or (b) the purchase of securities of issuers whose primary business activity is in the national commercial banking industry, so long as the Fund's Board of Directors determines, on t he basis of factors such as liquidity, availability of investments and anticipated returns, that the Portfolio's ability to achieve its investment objective would be adversely affected if the Portfolio were not permitted to invest more than 25% of its total assets in those securities, and so long as the Portfolio notifies its shareholders of any decision by the Board of Directors to permit or cease to permit the Portfolio to invest more than 25% of its total assets in those securities, such notice to include a discussion of any increased investment risks to which the Portfolio may be subjected as a result of the Board's determination.
The Portfolio may not concentrate investments in an industry, as concentration may be defined under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
The Portfolio may not borrow money, except the Portfolio may, in accordance with the provisions of the 1940 Act, borrow money from banks for temporary or emergency purposes, including the meeting of redemption requests which might require the untimely disposition of securities; borrowing in the aggregate may not exceed 15%, and borrowing for purposes other than meeting redemptions may not exceed 5% of the value of the Portfolio's total assets (including the amount borrowed) less liabilities (not including the amount borrowed) at the time the borrowing is made; outstanding borrowings in excess of 5% of the value of the Portfolio's total assets will be repaid before any investments are made.

Related non-fundamental policy:
Under the 1940 Act, the Portfolio is not permitted to borrow unless immediately after such borrowing there is "asset coverage," as that term is defined and used in the 1940 Act, of at least 300% for all borrowings of the Portfolio. In addition, under the 1940 Act, in the event asset coverage falls below 300%, a Portfolio must within three days reduce the amount of its borrowing to such an extent that the asset coverage of its borrowings is at least 300%.
The Portfolio may not issue any senior security (as that term is defined in the 1940 Act) or borrow money, except to the extent permitted by the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, or interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
For the purposes of this restriction, margin and collateral arrangements, including, for example, with respect to permitted borrowings, options, futures contracts, options on futures contracts and other derivatives such as swaps are not deemed to involve the issuance of a senior security.

Related non-fundamental policy eliminated.
The Portfolio may not issue any senior security within the meaning of the Act except that the Portfolio may make loans of portfolio securities and write put and call options.
Policy eliminated.  See above.
The Portfolio may not pledge, hypothecate, mortgage or otherwise encumber its assets, except to secure permitted borrowing.
Policy eliminated.
The Portfolio may not make loans except through (a) the purchase of debt obligations in accordance with its investment objectives and policies;
(b) the lending of portfolio securities; or (c) the use of repurchase agreements.







Related non-fundamental policy.
The Portfolio may make loans of portfolio securities of up to 30% of its total assets.
The Portfolio may not make loans except through (i) the purchase of debt obligations in accordance with its investment objectives and policies;
(ii) the lending of portfolio securities; (iii) the use of repurchase agreements; or (iv) the making of loans to affiliated funds as permitted under the 1940 Act, the rules and regulations thereunder (as such statutes, rule or regulations may be amended from time to time), or by guidance regarding, and interpretations of, or exemptive orders under, the 1940 Act.

Related non-fundamental policy eliminated.
The Portfolio may not participate on a joint or joint and several basis in any securities lending account.
Policy eliminated.
The Portfolio may not invest in companies for the purpose of exercising control.
Policy eliminated.
The Portfolio may not make short sales of securities or maintain a short position, unless at all times when a short position is open the Portfolio owns an equal amount of such securities or securities convertible into or exchangeable for, without payment of any further consideration, securities of the same issue as, and equal in amount to, the securities sold short
(short sales against the box), and unless not more than 10% of the Portfolio's net assets (taken at market value) is held as collateral for such sales at any one time (it is the Portfolio's present intention to make such sales only for the purpose of deferring realization of gain or loss for federal income tax purposes).

Related non-fundamental policy:
The Portfolio may make short sales "against the box" of securities or maintain a short position of up to 10% of its net assets.
Fundamental policy eliminated.

New non-fundamental policy:
The Portfolio may sell securities short or maintain a short position.










Related non-fundamental policy eliminated.
The Portfolio may not purchase or sell real estate, except that it may purchase and sell securities of companies which deal in real estate or interests therein.
The Portfolio may not purchase or sell real estate except that it may dispose of real estate acquired as a result of the ownership of securities or other instruments. This restriction does not prohibit the Portfolio from investing in securities or other instruments backed by real estate or in securities of companies engaged in the real estate business.
The Portfolio may not purchase or sell commodities or commodity contracts including futures contracts (except foreign currencies, foreign currency options and futures, options and futures on securities and securities indices and foreign currency options and futures, options and futures on securities and securities indices and forward contracts or contracts for the future acquisition or delivery of securities and foreign currencies and related options on futures contracts and similar contracts.
The Portfolio may not purchase or sell commodities regulated by the Commodity Futures Trading Commission under the Commodity Exchange Act or commodities contracts except for futures contracts and options on futures contracts.
The Portfolio may not invest in interests in oil, gas, or other mineral exploration or development programs.
Policy eliminated.
The Portfolio may not purchase securities on margin, except for such short-term credits as may be necessary for the clearance of transactions. Fundamental policy eliminated.

New non-fundamental policy:
The Portfolio may not purchase securities on margin, except (i) as otherwise provided under rules adopted by the SEC under the 1940 Act or by guidance regarding the 1940 Act, or interpretations thereof, and (ii) that the Portfolio may obtain such short-term credits as are necessary for the clearance of portfolio transactions, and the Portfolio may make margin payments in connection with futures contracts, options, forward contracts, swaps, caps, floors, collars and other financial instruments.

The Portfolio is diversified.

Non-fundamental Investment Policies:
The Portfolio may invest up to 15% of its total assets in any one foreign country, except that the portfolio may invest up to 30% of its total assets in issuers in any one of France, Germany, Great Britain, Italy and Japan.
The Portfolio invests primarily in an international portfolio of equity securities of companies located in both developed and emerging [markets] countries.
The Portfolio may invest all of its assets within a single region of the world.
The Fund invests, under normal circumstances, in the equity securities of companies based in at least three countries (and normally substantially more), none of which may be the United States.
Under the 1940 Act, the Portfolio may invest not more than 10% of its total assets in securities of other investment companies. In addition, under the 1940 Act each Portfolio may not own more than 3% of the total outstanding voting stock of any investment company and not more than 5% of the value of each Portfolio's total assets may be invested in the securities of any investment company.
The Portfolio may invest in the securities of other investment companies, including exchange-traded funds, to the extent permitted under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
The Portfolio may invest up to 35% of its total assets in debt securities and convertible debt securities.
The Portfolio may maintain not more than 5% of its net assets in debt securities rated below Baa by Moody's Investors Service, Inc. ("Moody's") and BBB by Standard and Poor's Ratings Services ("S&P"), or, if not rated, determined by the Adviser to be of equivalent quality. The Portfolio not purchase a debt security that, at the time of purchase, is rated below B by Moody's and S&P, or determined by the Adviser to be of equivalent quality, but may retain a debt security the rating of which drops below B.
The Portfolio may invest up to 20% of its total assets in rights or warrants. The Portfolio may invest in rights and warrants. This Portfolio does not presently intend to invest more than 10% of its total assets in such warrants. The Portfolio may enter into forward commitments for up to 30% of its assets. The Portfolio may enter into forward commitments.
The Portfolio may invest up to 15% of its total assets in illiquid securities. The Portfolio will limit its investment in illiquid securities to no more than 15% of net assets or such other amount permitted by guidance regarding the 1940 Act.
The Portfolio will limit its investments in standby commitments so that the aggregate purchase price of the securities subject to the commitments does not exceed 20% of its assets.
The Portfolio may invest in standby commitments.
The Portfolio may write covered put and call options and purchase put and call options but will not write uncovered put and call options, unless such options are written for cross-hedging purposes.
Policy eliminated.

The Portfolio may lend Portfolio securities to the extent permitted under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act.


SK 00250 0073 695695












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